Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO PETROLEUM REPORTS 98% INCREASE
IN FIRST QUARTER 2006 EARNINGS
First Quarter Earnings Rise To A Record High
Production Increases 13% To A First Quarter Record
DENVER, COLORADO, March 20, 2006 – CREDO Petroleum Corporation (NASDAQ: CRED) today reported its financial results for the first quarter ended January 31, 2006. Per share data has been adjusted to reflect the three-for-two stock split effective October 12, 2005.
First quarter 2006 net income increased 98% to an all time high on record first quarter production and higher product prices. For the quarter, net income was $1,695,000 compared to net income of $856,000 last year. On a per diluted share basis, net income was $.18 in the first quarter compared to $.09 last year. Revenue rose 74% to $4,538,000 compared to $2,606,000 last year.
James T. Huffman, President, said, “We continue to meet the challenge to improve our production in order to reap the full benefit of higher product prices. As a result, new first quarter records have been established in most operational and financial categories.” Huffman further stated, “Three new wells commenced production shortly after first quarter end, including the Garnet State #1-27 which is discussed below. This new production together with planned drilling and Calliope installations makes us very optimistic that fiscal 2006 will continue to be an excellent year for CREDO.”
During the first quarter 2006, the company adopted SFAS No. 123 (R) related to expensing stock options. Prior year results are restated. Adoption of the new accounting principle resulted in a $60,000, or $.01 per share, charge compared to a $53,000, or $.01 per share, last year. The company has taken an automatic five-day extension on filing its Form 10-Q for the first quarter ended January 31, 2006 in order to complete the information necessary to restate its historical Consolidated Balance Sheets for adoption of the new rule. The Consolidated Statement of Operations has been restated as is reflected in this press release.
FIRST QUARTER PRODUCTION VOLUMES RISE TO A NEW RECORD
For the first quarter, production rose 13% to a new first quarter record. Production was 494 MMcfe (million cubic feet of gas-equivalent) compared to 436 MMcfe last year. Natural gas production rose 14% to 437 MMcf while oil production increased to 9,500 barrels compared to 9,000 barrels last year.

PRODUCT PRICES REMAIN STRONG
Net wellhead natural gas prices for the first quarter 2006 rose 51% to $8.80 per Mcf compared to $5.84 last year. Hedging transactions reduced wellhead prices $.61 per Mcf compared to $.59 per Mcf last year. As a result, total natural gas price realizations rose 56% to $8.19 per Mcf compared to $5.25 last year. Wellhead oil prices rose 33% to $56.94 per barrel compared to $42.67 last year. There were no hedging transactions for oil.
The company currently has no open hedge positions.
STRONG FINANCIAL CONDITION PROVIDES
SOLID FOUNDATION FOR GROWTH
At January 31, 2006, working capital was $7,964,000, and cash and short-term investments totaled $8,861,000. The company’s only long-term debt is a $355,000 exclusive license obligation.
CAPITAL SPENDING INCREASES
First quarter capital spending totaled $3,221,000, up 36% from last year. CREDO’s business focuses on two core projects—natural gas drilling and application of its patented Calliope Gas Recovery System. The company believes that, in combination, its drilling and Calliope projects provide a superb and unique formula for achieving its goal of adding long-lived natural gas reserves and production at reasonable costs and risks.
As previously reported, the company has significantly expanded both its drilling and Calliope activities. In addition to its existing core projects, drilling will commence in 2006 on new projects in South Texas and north-central Kansas, and the company’s Calliope operations will be expanded into Louisiana. These new projects will increase both the volume and breadth of the company’s business while providing significant opportunities for growth.
The company recently reported a new discovery on its 5,760 gross acre Glacier Prospect located in Harper and Woodward Counties, Oklahoma. The Garnet State #1-27 well encountered two separate 10-foot intervals of Morrow sand. Testing indicated that the lower sand was damaged by mud invasion during drilling. During testing of the upper sand, the well kicked-off flowing at high rates. It was placed on production February 9th, shortly after first quarter-end. The initial production rate of 2.75 MMcf per day has increased to a current rate of 3.03 MMcf per day. More importantly, flowing pressures have been very steady, indicating that the Garnet well is located in a significant reservoir. The lower sand will be fracture stimulated at a later date. The company owns a 57% working interest and is the operator. Up to three additional wells on the Glacier Prospect are included in the next drilling round scheduled to commence during May.

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Contact:	David W. Vreeman
Vice President & CFO
303-297-2200
Website:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2005 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.
(table follows)

CREDO PETROLEUM CORPORATION
FINANCIAL HIGHLIGHTS

	Three Months Ended
	January 31,
	2006	2005
REVENUES:
Oil and gas sales	$4,120,000	$2,385,000
Operating	173,000	159,000
Investment income and other	245,000	62,000

	4,538,000	2,606,000

COSTS AND EXPENSES:
Oil and gas production	1,004,000	488,000
Depreciation, depletion and amortization	738,000	477,000
General and administrative	433,000	443,000
Interest	9,000	9,000

	2,184,000	1,417,000

INCOME BEFORE INCOME TAXES	2,354,000	1,189,000

INCOME TAXES	(659,000)	(333,000)

NET INCOME	$1,695,000	$856,000

EARNINGS PER SHARE OF COMMON STOCK — BASIC	$.19	$.09

EARNINGS PER SHARE OF COMMON STOCK — DILUTED	$.18	$.09

Weighted average number of shares of Common Stock and dilutive securities:
Basic	9,137,000	9,056,000

Diluted	9,475,000	9,249,000

Condensed Balance Sheet information is currently being restated for the effects of adopting SFAS No. 123 (R) related to expensing stock options. The new rules were adopted during the first quarter of 2006. The restatement is not expected to have a material effect on the Consolidated Balance Sheets.